April 26, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:   T. Rowe Price Small-Cap Stock Fund, Inc. (the "Registrant")

      File Nos.: 002-12171/811-696
      Post-Effective Amendment No. 96

Commissioners:

We are counsel to the above-referenced registrant which proposes to file, pursuant to paragraph (b) of Rule 485 (the "Rule"), the above-referenced Post-Effective Amendment (the "Amendment") to its registration statement under the Securities Act of 1933, as amended.

Pursuant to paragraph (b)(4) of the Rule, we represent that the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of the Rule.

Sincerely,

/s/Swidler Berlin Shereff Friedman, LLP
Swidler Berlin Shereff Friedman, LLP